Exhibit 10.21

CERTAIN INFORMATION IDENTIFIED WITH [***] HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) OF THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OF CONFIDENTIAL

AIRO Group Holdings, Inc.

Indian School Rd. NE, Suite 100

Albuquerque, NM 87110

May 18, 2022

Dr. Chirinjeev Kathuria

[***]

VIA EMAIL

Re: Employment Offer Letter

Dear Chirinjeev:

We are pleased to offer you an outline of terms of employment with AIRO Group Holdings, Inc. (the “Company”). Subject to the recommendation of the Company’s compensation committee, its consultants, or other advisory groups typical of a publicly traded company (“Committee Recommendation”), your expected role in the Company is intended to be that of Chief Executive Officer. The general terms and conditions of the Company’s offer of employment to you are outlined in this Employment Offer Letter (collectively, the “Offer and Agreement”). Upon Committee Recommendation, the finalized terms of your employment will be memorialized in a formal employment agreement, and said formal employment agreement shall control the terms and conditions of your employment.

1.	Employment Effectiveness/Start Date. This Offer and Agreement is conditioned on, and only effective upon, the Company’s IPO Registration Statement being declared effective by the SEC. Your employment start date will be the date on which the Company’s IPO Registration Statement is declared effective by the SEC (the “Start Date”).

2.	Position / Job Duties. The Company is offering you employment with the Company in a full- time capacity. As mentioned above, subject to Committee Recommendation, your expected role in the Company is intended to be that of Chief Executive Officer. You are expected to render services that are consistent with the position and responsibilities of a Chief Executive Officer.

3.	Term. Subject to Committee Recommendation, your initial term of employment will be three (3) years.

4.	Salary Range. Subject to Committee Recommendation, your expected annual base salary is $500,000, which shall be payable in accordance with the Company’s regular payroll policies.

5.	Benefits. The Company provides a very competitive benefits package for its eligible employees. You will be eligible to participate in all of the Company’s employee benefit programs, on the same terms and conditions as these programs are available to other employees of the Company in a similar job position as you, subject to the conditions of these plans.

1

You understand and acknowledge that the Company retains the right to amend, modify, rescind, delete, supplement or add to any of its existing employee benefit programs, at the Company’s sole and absolute discretion, as permitted by law. The Company also retains the discretion to interpret any terms or language used in this letter, and any such interpretation will be binding on you.

6.	Executive Equity Plan. Subject to Committee Recommendation, it is expected that you will participate in the Company’s executive option/incentive plan(s). It is further expected that your annual benefits under said plan will account for approximately forty percent (40%) of your annual compensation.

7.	Restrictive Covenant Agreement. Subject to Committee Recommendation, your employment and eligibility for participation in the Company’s executive equity plan will be contingent upon you executing a restrictive covenant agreement containing reasonable non-competition, customer and employee non-solicitation and confidential information non-disclosure provisions.

8.	Employment Status. This Offer and Agreement does not constitute a contract of employment for any period of time and your employment under this Offer and Agreement is at-will; however, your formal employment agreement, once effective, shall control your at-will employment status on a go-forward basis. The at-will nature of the employment relationship may not be modified or amended except by written agreement signed by you and the Company’s designated representative.

9.	Termination of Prior Employment and Release. You hereby agree that immediately upon the effectiveness of this Offer and Agreement, your employment with AIRO Drone LLC and Agile Defense, LLC shall be considered voluntarily terminated by you. Furthermore, upon the effectiveness of this Offer and Agreement, you hereby release, acquit and forever discharge AIRO Drone LLC, Agile Defense, LLC, their respective parents and subsidiaries, and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the effective date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements not accounted for on the Company’s accounts payable, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing. For the avoidance of doubt, this release of claims shall not be a release of claims regarding any of your unpaid expense reimbursements that are accounted for on the Company’s accounts payable.

2

10.	Payments Subject to Withholdings and Deductions. The amount of any payment made to you by the Company as set forth in this Offer and Agreement will be reduced by any required taxes, withholdings, and other authorized employee deductions as may be required by law or as you have elected under the applicable benefit plans.

11.	Company Policies. At all times during your employment, you are expected to observe, respect and comply with all policies and procedures of the Company, whether written or oral.

12.	Employment Eligibility. Your employment with the Company is contingent upon completing the Form I-9 within your first three days of employment. Review the “List of Acceptable Documents” contained on the enclosed I-9 Form. On your first day of employment, bring the Form I-9 plus the required original documentation specified in the “List of Acceptable Documents.” You must complete, sign, and date Section 1 of Form I-9 in front of your immediate manager or a Company designee and present the original required documentation to establish your identity and employment authorization.

13.	Governing Law. The validity, interpretation, construction and performance of this Offer and Agreement will be governed by the laws of the Delaware.

14.	Waiver. No waiver by the Company of any breach of this Offer and Agreement will be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Offer and Agreement will be construed as a waiver of any other right. The Company will not be required to give notice to enforce strict adherence to all terms of this Offer and Agreement.

15.	Severability. If any provision, term, covenant or obligation of this Offer and Agreement, or its application, is held invalid, unenforceable, or unlawful, such invalidity, unenforceability or unlawfulness, shall not affect the other provisions, terms, covenants or obligations of this Offer and Agreement, or their application, which all shall remain valid and enforceable in full force and effect to the extent permitted by law.

16.	Successors and Assigns. This Offer and Agreement will be binding upon your heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

17.	Survival. The provisions of this Offer and Agreement shall survive the assignment of this Offer and Agreement by the Company to any successor in interest or other assignee.

18.	Section Headings. The section headings appearing in this Offer and Agreement have been inserted for the purpose of convenience and reference only and shall not limit or affect the meaning or interpretation of this Offer and Agreement in any way whatsoever.

19.	Entire Agreement. This Offer and Agreement, which includes all enclosures, sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements of the parties, whether oral or written.

3

Please signify your acceptance of this Offer and Agreement by signing below.

Sincerely,

/s/ Joseph Burns
Joseph Burns
Chief Executive Officer
AIRO Group Holdings, Inc.

Accepted on this 9th day of May, 2022, by:

Signature:	/s/ Chirinjeev Kathuria

Print Name:	Chirinjeev Kathuria

4